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                        ENVIRODYNE INDUSTRIES, INC.
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FOR IMMEDIATE RELEASE     FOR FURTHER INFORMATION:
Nasdaq SmallCap - EDYN    MEDIA:           INVESTORS:
                          Roy Wiley        Stephen M. Schuster or
                          (312) 255-3035   Gordon S. Donovan
                                           (630) 575-2400



     ENVIRODYNE CRITICAL OF ZAPATA CORPORATION FOR SEEKING
       CONTROL OF THE COMPANY; CALLS MOVE "SELF-SERVING"


OAK BROOK, IL -- April 8, 1997 -- Envirodyne Industries, Inc. (Nasdaq SmallCap: EDYN) Tuesday said it will vigorously oppose efforts by Malcolm I. Glazer, through Zapata Corporation, Envirodyne's largest shareholder, to replace the Company's board of directors, calling Malcolm Glazer's actions "self-serving" and not in the best interests of other shareholders.

F. Edward Gustafson, Envirodyne Chairman, President and Chief Executive Officer, said Zapata is seeking to replace all of the current directors because the Envirodyne board would not give Zapata control of the Company without paying a fair price to all shareholders.

"We believe that what you are attempting to do through this blatantly self-interested and ill-advised action will be detrimental to other shareholders," Gustafson wrote in a letter to Malcolm Glazer, Zapata board chairman and its largest shareholder, that was released by the Company today. "We will do everything we can to prevent you from gaining control at their expense."

The Zapata slate includes Malcolm Glazer, three of Glazer's sons:
Avram, Bryan and Edward, and Robert Leffler, Jr., who handles public relations activities for Glazer. Gustafson cited the nominees' "lack of experience and independence" as reasons to reject them as board members.

Malcolm and Avram Glazer currently serve as Envirodyne directors.
They were not slated for reelection after Malcolm Glazer refused to agree not to seek control of the board for the next 12 months.

Gustafson said that the Envirodyne board is intent on running the business for the benefit of all shareholders while the fear is that Glazer wants to place his interests ahead of other shareholders.
Envirodyne has nominated its present slate of directors for reelection, excluding Malcolm and Avram Glazer.

Following is the full text of the letter:



Dear Malcolm:

     I was deeply disappointed by your recent public disclosure that you are seeking control of the Board of Directors of Envirodyne in direct contradiction of your statements to our public shareholders only a few weeks earlier in SEC filings that you were not seeking control. Your lack of candor and affirmative misstatements to our shareholders demonstrate why the Board of Directors is unwilling to surrender control to you and your nominees, except as part of an acquisition transaction that provides a fair price to all shareholders.

     Your attempt to gain control of Envirodyne without paying for it is even more troublesome in light of your past history of seeking control of companies and then attempting to engage in various self-dealing transactions at the expense of other shareholders. Quite frankly, you appear to have no other reason to seek control of Envirodyne. What possible benefit does your gaining control of our Board without paying for it provide to our other shareholders who own nearly 60% of Envirodyne's outstanding equity? You have clearly stated that you are in full agreement with the direction management is taking the Company. You have never proposed a different strategic goal or direction. As a director, you are well aware that Envirodyne's cash flow continues to grow; that the Company was recently awarded $102 million in damages in a patent infringement suit; and that the Company is paying down its debt as scheduled. Your control of the Board would also cause us to prematurely repay up to approximately $380 million principal amount of debt at an additional cost to the Company of up to $18 million, or $1.23 per share. Given these circumstances, we can only assume that your action is motivated by a desire for personal gain through self-serving transactions at the expense of the remaining shareholders.

     We are also concerned that Envirodyne have the most experienced and capable directors possible. The slate of directors you propose consisting of yourself, your three sons and your hired public relations advisor lacks experience and independence. We can only assume that you are seeking control to duplicate your actions at Zapata after you took control of its board namely to self-deal with no independent directors to protect the company's public shareholders.

     Your request to have shareholders vote to remove the Stockholder Rights Plan is also plainly not in the best interests of our shareholders. This plan was adopted to protect our public shareholders from coercive and abusive takeover tactics and to ensure that any party attempting to acquire control of the Company pay a fair price to all shareholders. Our shareholders deserve to receive fair value for a change of control.

     Finally, let me reiterate what I have said to you on several prior occasions. If you or Zapata wish to make a bona fide proposal to acquire the Company at a price that is fair to all our
                                                           ---
shareholders, we are prepared to carefully consider it. However, the Board of Directors intends to vigorously oppose your and Zapata's efforts to gain control of the Company without paying for it. The public owners of this Company deserve this level of vigilance from their directors. We believe that what you are attempting to do through this blatantly self-interested and ill-advised action will be detrimental to our other shareholders. We will do everything we can to prevent you from gaining control at their expense.

                         Very truly yours,

                         On Behalf of the Board of Directors,



                         F. Edward Gustafson
                         Chairman of the Board, Chief Executive
                           Officer and President


Envirodyne has major interests in food packaging and the food supplies industry, operating through three subsidiaries. The
Company recently reported operating income of $39.7 million for the year ended December 26, 1996 on sales of $651.4 million.

Envirodyne operates through wholly-owned subsidiaries that are industry segment leaders in food packaging and foodservice supplies. Principal subsidiaries are: Viskase Corporation; Clear
Shield National, Inc.; and Sandusky Plastics, Inc.

Principal products manufactured are:

     - cellulosic casings used in the preparation and packaging of processed meat products;
     - heat shrinkable plastic bags and specialty plastic films for packaging and preserving fresh and processed meat, poultry and cheese products;
     - disposable plastic cutlery, drinking straws and custom dining kits;
     - thermoformed plastic containers for cultured dairy products, delicatessen and foodservice and other uses.


Envirodyne Industries, Inc. and certain other persons named below may be deemed to be "participants" in the solicitation of proxies in connection with Envirodyne's 1997 Annual Meeting of Stockholders. The participants in this solicitation may include the directors of Envirodyne, Robert N. Dangremond, Avram A. Glazer, Malcolm I. Glazer, F. Edward Gustafson, Michael E. Heisley, Gregory
R. Page, and Mark D. Senkpiel, and Gordon S. Donovan and Stephen M. Schuster, executive officers of Envirodyne (collectively, the "Envirodyne Participants"). As of the date of this press release, the following Envirodyne Participants owned the number of shares of common stock of Envirodyne following their names: Robert N. Dangremond 11,663; Gordon S. Donovan, 42,739; Avram A. Glazer, 8,979; Malcolm I. Glazer, 5,886,283; F. Edward Gustafson, 1,264,419; Michael E. Heisley, 167,101; Gregory R. Page, 11,052;
Stephen M. Schuster, 89,275; Mark D. Senkpiel, 16,591. For a further description of the interests of the foregoing persons, please see Envirodyne's Preliminary Proxy Statement filed with the Securities and Exchange Commission on April 8, 1997.

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